FOR IMMEDIATE RELEASE
January 29, 2008

Contact:   Jesus R. Adia
           President and Chief Executive Officer
           (718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter and Year Ended December 31, 2007

Brooklyn,  NY - Flatbush  Federal Bancorp,  Inc. (the "Company"),  (OTC Bulletin
Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the "Association"), announced a consolidated net loss of $327,000, or $0.12 per share, for the quarter ended December 31, 2007 as compared to net income of $58,000, or $0.02 per share, for the same quarter in 2006. Net income for the year ended December 31, 2007 was $89,000, or $0.03 per share, compared to $195,000 or $0.07 per share for the year ended December 31, 2006, a decrease of $106,000, or 54.4 %.

The Company's assets at December 31, 2007 were $148.8 million compared to $154.4 million at December 31, 2006, a decrease of $5.6 million, or 3.6 %. Loans receivable decreased $4.7 million, or 4.4%, to $101.5 million at December 31, 2007 from $106.2 million at December 31, 2006. Mortgage-backed securities decreased $1.3 million, or 4.9%, to $25.4 million at December 31, 2007 from $26.7 million at December 31, 2006. Investment securities decreased $500,000 or 7.1%, to $6.5 million at December 31, 2007 from $7.0 million at December 31, 2006. As a partial offset, cash and cash equivalents increased $1.0 million, or 25.0%, to $5.0 million at December 31, 2007 from $4.0 million at December 31, 2006.

Total deposits decreased $2.9 million, or 2.7%, to $102.7 million at December 31, 2007 from $105.6 million at December 31, 2006. Advances from Federal Home Bank of New York decreased $2.2 million, or 7.2%, to $28.3 million at December 31, 2007 from $30.5 million at December 31, 2006.

Total stockholders' equity increased $516,000 to $15.6 million at December 31, 2007 from $15.0 million at December 31, 2006.

The increase to stockholders' equity reflects net income of $89,000, amortization of $34,000 of unearned ESOP shares, amortization of $177,000 of restricted stock awards for the Company's Stock-Based Incentive Program, amortization of $195,000 of stock option awards and a decrease of $145,000 of accumulated other comprehensive loss. This was partially offset by $124,000 of repurchases of shares under the stock repurchase program.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. On August 30, 2007, the Company approved a second stock repurchase program and authorized the repurchase of up to an additional 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock is held as treasury stock and will be available for general corporate purposes. During the quarter ended December 31, 2007, the Company repurchased a total of 3,800 shares. As of December 31, 2007, a total of 55,060 shares have been repurchased at a weighted average price of $7.60.


INCOME INFORMATION - Three month periods ended December 31, 2007 and 2006

Net income decreased by $385,000, resulting in a loss of $327,000 for the quarter ended December 31, 2007 compared to net income of $58,000 for the same quarter in 2006. Non-interest expense increased $352,000 to $1.6 million for the three months ended December 31, 2007 from $1.3 million for the three months ended December 31, 2006. There was a net increase in salaries and employee benefits of $347,000 to $1.0 million for the three months ended December 31, 2007 from $691,000 for the three months ended December 31, 2006. In October 2007, the Company implemented a voluntary separation program that resulted in a one-time expense of $437,000 to salaries and employee benefits. In addition, non-interest expense included an increase of $103,000 in professional fees primarily to comply with Sarbanes-Oxley Act, Section 404, which were partially offset by decreases totaling $98,000 that were attributed to occupancy expense, equipment expense, other insurance expense, directors compensation, advertising and miscellaneous expense. Net income also decreased as a result of an increase of $71,000 in interest expense on deposits and decreases of $123,000 in total interest income and $33,000 in non-interest income. This was partially offset by a decrease of $30,000 in interest expense on borrowings from Federal Home Loan Bank of New York, and decreases of $164,000 in income taxes and $1,000 in provision for loan losses.

INCOME INFORMATION - Years ended December 31, 2007 and 2006

Net income decreased by $106,000, or 54.4%, to $89,000 for the year ended December 31, 2007 from $195,000 for the year ended December 31, 2006. The decrease was primarily due to an increase of $740,000 in interest expense resulting from a 55 basis point increase in the average cost of deposits to 2.85% on an average balance of $101.1 million for the year ended December 31, 2007 from 2.30% on an average balance of $103.6 million for the year ended December 31, 2006. In addition, the increase in interest expense resulted from an increase of $4.2 million in the average balance of borrowings from the Federal Home Loan Bank of New York to $29.5 million at an average cost of 5.03% for the year ended December 31, 2007 compared to an average balance of $25.3 million at an average cost of 4.88% for year ended December 31, 2006. Net income also decreased as a result of an increase of $358,000 in total non-interest expense. This amount included an increase of $139,000 in salary and employee benefits to $3.0 million during the year ended December 31, 2007 from $2.9 million for the year ended December 31, 2006. For the year ended December 31, 2007, the Company implemented a voluntary separation program and reduction in force program that resulted in a one-time expense of $453,000 to salaries and employee benefits. In addition, directors compensation increased $74,000 during the year ended December 31, 2007 after a $221,000 expense in March, 2007 for the accelerated vesting of stock options and restricted stock following the death of the Company's former CEO and President Anthony J. Monteverdi. Non-interest expense also included an increase of $185,000 in professional fees incurred primarily to comply with the Sarbanes-Oxley Act, Section 404, an increase of $26,000 to miscellaneous expense, partially offset by decreases totaling $66,000 attributed to equipment expense, occupancy expense, other insurance expense, federal insurance premium and advertising. The increase to total non-interest expense was partially offset by increases of $217,000 in interest income, $446,000 in non-interest income, and decreases of $47,000 in provision for loan loss, and $282,000 in income taxes. Non-interest income included proceeds of $500,000 from a life insurance policy the Association owned on the life of Anthony J. Monteverdi.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

                                        DECEMBER 31,     DECEMBER 31,
                                            2007             2006
                                        ------------     ------------
                                               (in thousands)

Total Assets                            $    148,839     $    154,382
Loans Receivable                             101,483          106,230
Investment Securities                          6,491            6,990
Mortgage-backed Securities                    25,351           26,727
Cash and Cash Equivalents                      4,968            4,007
Deposits                                     102,672          105,641
Borrowings                                    28,252           30,487
Stockholders'                                 15,562           15,046
Equity


SELECTED OPERATING DATA

                                             AT OR FOR THE THREE                   AT OR FOR THE
                                           MONTHS ENDED DECEMBER 31,          YEARS ENDED DECEMBER 31,
                                            2007             2006              2007             2006
                                         ----------       -----------       ----------      -----------
                                                                 (in thousands)
Total Interest Income                     $    2,159      $     2,282      $     8,990      $     8,773
Total Interest Expense                         1,070            1,029            4,360            3,620
Net Interest Income                            1,089            1,253            4,630            5,153
Provision for Loan Loss                            0                0                2               49
Non-interest Income                               72              105              798              351
Non-interest Expense                           1,623            1,271            5,509            5,150
Income Taxes (Benefit) Expense                 (135)               29            (172)              110
Net (loss) Income                        $     (327)      $        58       $       89      $       195

PERFORMANCE RATIOS

Return on Average Assets                     (0.22)%            0.04%            0.06%            0.12%
Return on Average Equity                     (2.10)%            0.37%            0.57%            1.21%
Interest Rate Spread                           2.86%            3.24%            2.97%            3.41%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
   Total Loans Receivable                      0.20%            0.19%            0.20%            0.19%
Non-performing Loans to Total                  0.04%            0.05%            0.04%            0.05%
Assets

CAPITAL RATIO
Association's Core Tier 1 Capital to Adjusted
total Assets                                                                    10.74%           10.01%
